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EXHIBIT 4.2 FORM OF INVESTORS' RIGHTS AGREEMENT

                          INVESTORS' RIGHTS AGREEMENT

    This Investors' Rights Agreement is made as of December 1, 1999, by and among On2.com Inc. (the "Company"), a Colorado corporation having its principal address at 375 Greenwich Street, 4(th) Floor, New York, NY 10013, and those persons named in Schedule A to this Agreement (collectively, the "Holders"). Certain capitalized terms used in this Agreement without definition shall have the meanings given them in Section 14.

                                    PREAMBLE

    Each of the Holders has acquired shares of Common Stock Warrants to acquire Common Stock pursuant to the Common Stock Unit Subscription Agreement (the "Subscription Agreement"), dated as of December 1, 1999, between the Company and the persons named in Section I thereto.

    Pursuant to the Subscription Agreement, the Company and the Holders have agreed to enter into an Investor's Rights Agreement.

    NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Holders agree as follows:

    1. RESTRICTIONS ON TRANSFERABILITY. None of the Restricted Securities may be sold, assigned, transferred, pledged or otherwise disposed of, whether or not for value, except in compliance with the terms and conditions of this Agreement. At such time as the Restricted Securities cease to be Restricted Securities under the terms of this Agreement, the provisions of this Agreement shall no longer apply to the shares of the Common Stock that theretofore were Restricted Securities

    2. RESTRICTIVE LEGEND.

        2.1. SHARES OF COMMON STOCK. Each certificate representing Restricted Securities that are shares of Common Stock shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws or otherwise):

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"). THESE SHARES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

    THE SALE, ASSIGNMENT, TRANSFER, PLEDGE AND OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE INVESTOR'S RIGHTS AGREEMENT (THE "INVESTOR'S RIGHTS AGREEMENT"), DATED AS OF DECEMBER 1, 1999, AMONG CERTAIN SECURITYHOLDERS OF THE COMPANY. A COPY OF THE SECURITYHOLDERS AGREEMENT IS ON FILE WITH THE CORPORATE SECRETARY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION. A COPY THEREOF MAY BE OBTAINED AT NO COST UPON WRITTEN REQUEST THEREFOR MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE CORPORATE SECRETARY AT THE PRINCIPAL OFFICES OF THE COMPANY.

        2.2. WARRANT CERTIFICATE. Each certificate representing Common Stock Warrants that shall bear a legend substantially in the following form (in addition to any legend required under applicable state securities laws or otherwise):

    THIS WARRANT AND ANY SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), NOR UNDER ANY STATE SECURITIES LAW AND SUCH SECURITIES MAY NOT

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    BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL
    (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED, OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

    THE TRANSFER OF THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE HEREOF ARE RESTRICTED AS DESCRIBED HEREIN.

    THE SALE, ASSIGNMENT, TRANSFER, PLEDGE AND OTHER DISPOSITION OF THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT ARE RESTRICTED BY THE INVESTORS' RIGHTS AGREEMENT (THE "INVESTORS' RIGHTS AGREEMENT"), DATED AS OF DECEMBER 1, 1999. A COPY OF THE INVESTORS' RIGHTS AGREEMENT IS ON FILE WITH THE CORPORATE SECRETARY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. A COPY THEREOF MAY BE OBTAINED AT NO COST UPON WRITTEN REQUEST THEREFOR MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE CORPORATE SECRETARY AT THE PRINCIPAL OFFICES OF THE COMPANY.

        2.3. STOP TRANSFER INSTRUCTIONS. The Holders consent to the Company's making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Agreement.

    3. NOTICE AND OTHER REQUIREMENTS OF TRANSFER. No Holder will sell, assign, transfer, pledge or otherwise dispose of any Restricted Securities until the first anniversary of the date of this Agreement, and thereafter a Holder may sell, assign, transfer, pledge or otherwise dispose of any Restricted Securities if and only if:

           a. the intended sale, assignment, transfer, pledge or other disposition is permitted by the other provisions of this Agreement; or

           b. there is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

           c. (i) such Holder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed sale, pledge or other disposition for value, including the name and address of the buyer and identifying the Restricted Securities with respect to which such rights are being assigned, and (ii) the buyer, as a condition to the effectiveness of such disposition, has executed a counterpart of this Agreement expressly assuming the obligations of a Holder under this Agreement; and, if the Company requests, such Holder shall also furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition for value does not require registration of such shares under the Securities Act:

    4. PIGGYBACK REGISTRATION.

        4.1. NOTICE TO HOLDERS REQUIRED. If at any time during the Term the Company shall determine to register any shares of Common Stock for its own account or the account of any of the Holders, other than (a) a transaction relating solely to the sale of convertible debt instruments, (b) or a registration on Form S-4 or S-8 or another form not available for registering the Restricted Securities for sale to the public, or (c) any registration comprised in whole or in substantial part of shares underlying stock options granted by the Company or its predecessor, the Company will give to the Holders notice as soon as practicable prior to filing the registration statement and include in such registration all the

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    Restricted Securities specified in one or more written requests which have been made within 15 days after receipt of such written notice from the Company by any of the Holders, except as set forth in Section 4.2

        4.2. REGISTERED PUBLIC OFFERING INVOLVING AN UNDERWRITING. If the registration is for a registered public offering involving an underwritten offering, the Company shall so advise each Holder as a part of the written notice given pursuant to Section 4.1. In such event, the right of each Holder to registration pursuant to this Section shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Restricted Securities in the underwriting to the extent provided herein. If any Holder proposes to distribute his securities through such underwriting, such Holder shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Restricted Securities to be included in the underwriting or may limit the number of Restricted Securities to be included in such registration. The Company shall so advise each of the Holders, and the number of shares of Restricted Securities and other securities that may be included in the registration and underwriting shall be allocated among such Holder and other holders of Common Stock that hold rights granted by the Company to cause shares of Common Stock held by them to be included in such registration or underwriting, in proportion, as nearly as practicable, to the respective amounts of Restricted Securities held by each Holder and each other such holder that are requested to be included in the registration or underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter may round the number of shares allocated to any Holders to the nearest one hundred shares. If any of the Holders disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company. Any Restricted Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

    5. NONPUBLIC INFORMATION. Notwithstanding any other provision of this Agreement, the Company's obligation to file a registration statement under
Section 4.1, or to cause such registration statement to become and remain effective, shall be suspended for a period not to exceed 90 days (and for periods not exceeding, in the aggregate, 180 days in any 12-month period) if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Company, should not be disclosed.

    6. EXPENSES OF REGISTRATION. The Company will bear all reasonable expenses incurred in connection with registrations pursuant to Section 4, including without limitation all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company and independent accounts for the Company and expenses of any special audits of the Company's financial statements incidental to or required by such registration, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars' fees, but the Company will not pay underwriters' fees, discounts or commissions relating to the Restricted Securities or any fees or expenses legal counsel for any or all of the Holders.

    7. REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Holders participating therein advised in writing as to the initiation of each registration and as to the completion thereof.

    8. INDEMNIFICATION.

        8.1. INDEMNITY BY THE COMPANY. If the Company registers any Restricted Securities under the Securities Act pursuant to Section 4, the Company will indemnify and hold harmless the Holders of such Restricted Securities thereunder, each underwriter of such Restricted Securities thereunder and

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
    each other person, if any, who controls any Holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holders, underwriter or controlling persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse the Holders, each of their respective officers, directors and partners, and each person controlling any of the Holders, each such underwriter and each person who controls any such underwriter, for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by any of the Holders or underwriter specifically for use therein.

        8.2. INDEMNITY BY THE HOLDERS. The Holders will, if Restricted Securities held by or issuable to the Holders are included in the securities as to which such registration is being effected, indemnify and hold harmless the Company, each of its directors, each officer who signs the registration statement, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company and each underwriter within the meaning of the Securities Act, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, partners, persons or underwriters for any reasonable legal or any other expenses incurred by them in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by the Holders specifically for use therein; provided, that the total amount for which the Holders, its officers, directors and partners, and any person controlling such Holders, shall be liable under this Section 8.2 shall not in any event exceed the proceeds (net of underwriting discounts and commissions) received by the Holders from the sale of Restricted Securities sold by such Holders in such registration.

        8.3. NOTICE BY THE INDEMNIFIED PARTY. Each party entitled to indemnification under this Section 8 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claims as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party,

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    consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

        8.4. UNDERWRITING AGREEMENT. Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreements entered into among the selling Holders, the Company and the underwriters in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling as to the Restricted Securities included in the public offering; PROVIDED, that if, as a results of this Section 8.4, the Holders, and any persons controlling such Holders is held liable for an amount which exceeds the aggregate proceeds received by such Holders from the sale of Restricted Securities included in a registration, as provided in
    Section 8.2, pursuant to such underwriting agreement (the "Excess Liability"), the Company shall reimburse any such Holders for such Excess Liability.

        8.5. CONTRIBUTION. If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount that any Holder shall be obligated to contribute pursuant to this Section 8.5 shall be limited to an amount equal to the proceeds to such Holder of the Restricted Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Restricted Securities).

        8.6. SURVIVAL OF INDEMNITY. The indemnification provided by this Section shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any person entitled to indemnification hereunder and the Term.

    9. LOCKUP AGREEMENT. In consideration for the Company's performance of its obligations under this Agreement, each Holder will, in connection with any registration of any Restricted Securities in an underwritten offering, at the request of the Company or the underwriters managing any underwritten offering of the Company's securities, agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Restricted Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as the Company and the underwriters may specify, so long as the Holders or stockholders holding more than one percent (1%) of the Common Stock and all officers and directors of the Company are bound by a comparable obligation.

    10. HOLDER'S COOPERATION.

        10.1. INFORMATION REGARDING HOLDERS. Each of the Holders shall promptly furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the

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    Company may request in writing and as shall be required in connection with any registration referred to herein.

        10.2. OBLIGATIONS OF THE HOLDERS. Each of the Holders holding shares included in the registration will not (until further notice by the Company) effect sales thereof (or deliver a prospectus to any purchaser) after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus. At the end of the period during which the Company is obligated to keep any registration statement filed under Section 4 current and effective as required by applicable law, the Holders holding shares of Restricted Securities included in the registration shall discontinue sales of shares pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the shares of Restricted Securities covered by such registration statement that remain unsold, and each of the Holders shall notify the Company of the number of such shares registered that remain unsold immediately upon receipt of such notice from the Company.

    11. RULE 144. With a view to making available to the Holders of Restricted Securities the benefits of certain rules and regulations of the SEC which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

           (a) make and keep public information available, as those terms are understood and defined in Rule 144; and

           (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

    12. TERMINATION OF RIGHTS.

        12.1. The rights of any Holder to cause the Company to register securities under Section 4 shall terminate at such time as such Holder is able to dispose of all of the Restricted Securities owned by him in one three-month period pursuant to the provisions of Rule 144.

        12.2. Notwithstanding the provisions of Section 12.1, all rights of the Holders under this Agreement shall terminate at 5:00 p.m. Eastern time on the date seven years after the date of this Agreement.

    13. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Holders as follows:

        13.1. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Organization or Bylaws of the Company or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

        13.2. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of equitable remedies as such remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought in a proceeding in equity or at law).

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    14. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

           a. "Commission" shall mean the U. S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

           b. "Common Stock" shall mean shares of the Company's Common Stock, no par value.

           c. "Common Stock Warrants" mean warrants to purchase shares of the Common Stock.

           d. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar United States statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

           e. "Holders" shall mean the persons named in Schedule I to this Agreement and any other person who holds Restricted Securities and who has assumed the obligations of this Agreement pursuant to clauses c, d, and e of Section 3.

           f. "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, and compliance with applicable state securities laws of such states in which any of the Holders notifies the Company of his intention to offer Registrable Securities.

           g. "Restricted Securities" shall mean the shares of the Common Stock issued to the Sellers pursuant to the Subscription Agreement, the Common Stock Warrants and shares of Common Stock issued upon due exercise of the Common Stock Warrants, in each case only to the extent the same have not been sold to the public. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (ii) such securities shall have become eligible for resale pursuant to Rule 144(k) and any restrictive legend on certificates representing such securities shall have been removed, (iii) such securities shall have been otherwise transferred or disposed of, and (x) new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and (y) subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force or compliance with Rule 144, or
       (iv) such securities shall have ceased to be outstanding. Notwithstanding the foregoing, Restricted Securities shall not include otherwise Restricted Securities (i) sold by a person in a transaction in which his rights under this Agreement are not properly assigned; or (ii) (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale or (C) the registration rights associated with such securities have been terminated pursuant to
       Section 13.

           h. "Rule 144" shall mean Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time.

           i. "Rule 145" shall mean Rule 145 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time.

           j. "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar United States statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

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    15. MISCELLANEOUS.

        15.1. AMENDMENTS. This Agreement may be amended only by a written instrument executed by (a) the Holders of 75% of the Restricted Securities which are subject to this Agreement and (b) the Company. Any such amendments shall be binding upon all Holders who have executed or assumed this Agreement.

        15.2. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute a single instrument.

        15.3. NOTICES, ETC. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three business days thereafter or sent by prepaid air courier or
    (b) three business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, in any such case to the respective addresses set forth in Schedule I to the Subscription Agreement (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 15.3).

        15.4. SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

        15.5. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principles of conflict of law.

        15.6. JURISDICTION. Each of the Holders and the Company hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any state or federal court located within the County of New York, State of New York, in connection with any, actions, suits or proceedings arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby. Each of the Company and Holders hereby waives any objection to venue in such jurisdiction, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected as provided by Section 15.3.

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written above.

                                                       THE COMPANY:
                                                       ON2.COM INC.

                                                       By:  /s/ DANIEL B. MILLER
                                                            -----------------------------------------
                                                            Name: Daniel B. Miller
                                                            Title: President and Chief Executive
                                                                   Officer

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